Exhibit 99.1

Expedia, Inc. Reports First Quarter 2017 Results
BELLEVUE, WA – April 27, 2017 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2017.
Key Highlights

•	Gross bookings, including HomeAway, increased $2.9 billion or 14% year-over-year to $23.6 billion. Revenue increased 15% year-over-year to $2.2 billion.

•	Room nights stayed, including HomeAway, increased 12% year-over-year. Room nights booked, including HomeAway, increased 18% year-over-year.

•	On a standalone basis, trivago® reached $286 million in revenue, an increase of 62% year-over-year.

•	HomeAway delivered $185 million of revenue, representing an increase of 30% year-over-year.

•	Egencia gross bookings reached $1.8 billion, an increase of 9% year-over-year. Egencia revenue increased 12% year-over-year to $123 million.
Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia, Inc.
Metric	Q1 2017	Q1 2016	Δ Y/Y
Room night growth(1)	12%	50%(3)	(3,840) bps(3)
Gross bookings(1)	$23,610.3	$20,699.0	14%
Revenue	2,188.7	1,904.0	15%
Adjusted EBITDA(2)	208.2	176.6	18%
Operating loss	(72.8)	(97.3)	25%
Adjusted net income(2)	7.2	13.5	(46)%
Adjusted EPS(2)	$0.05	$0.09	(46)%
Net loss attributable to Expedia, Inc.	(86.1)	(108.6)	21%
Diluted EPS	$(0.57)	$(0.72)	20%
Free cash flow(2)	1,506.6	940.7	60%

(1) Expedia acquired HomeAway on December 15, 2015. Beginning in the first quarter of 2017, HomeAway results are included in room nights and gross bookings operating metrics, with quarterly and full-year results for 2016 adjusted to reflect this change.
(2) “Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). See “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 13-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(3) Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from Expedia's results from that point forward. The room night growth comparison to the first quarter of 2015 excludes eLong.

Note: In March 2016, the Financial Accounting Standards Board ("FASB") issued new guidance related to accounting for share-based payments. We elected to early adopt the guidance in the second quarter of 2016, which required us to reflect adjustments as of January 1, 2016 and, as such, the prior year amounts reported herein reflect the adoption of the new guidance.
Please refer to the "Glossary of Business Terms", located in the Quarterly Results section on Expedia’s investor relations website for business and financial statement definitions used throughout this release.

Discussion of Results
The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Expedia® Affiliate Network (“EAN”), trivago, HomeAway®, Egencia®, Orbitz Worldwide, Inc. (“Orbitz Worldwide”), Travelocity®, Hotwire.com®, Wotif Group, CarRentals.comTM, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters® and AirAsia ExpediaTM, in addition to the related international points of sale.
All comparisons, unless otherwise noted, are to the first quarter of 2016.

Gross Bookings & Revenue
Gross Bookings and Revenue by Segment ($ millions)

	Gross Bookings			Revenue
	First Quarter			First Quarter
	2017	2016	Δ%	2017	2016	Δ%
Core OTA	$19,110	$17,226	11%	$1,700	$1,540	10%
trivago	—	—	—%	286	176	62%
HomeAway	2,697	1,818	48%	185	142	30%
Egencia	1,804	1,656	9%	123	110	12%
Intercompany eliminations	—	—	—%	(104)	(64)	(63)%
Total	$23,610	$20,699	14%	$2,189	$1,904	15%
Note: Some numbers may not add due to rounding.
For the first quarter of 2017, total gross bookings increased 14% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth in the Core OTA business, including growth in Brand Expedia, Hotels.com and EAN, as well as in HomeAway. Domestic gross bookings increased 10% and international gross bookings increased 22% (including 2 percentage points of negative foreign exchange impact). International gross bookings totaled $8.5 billion and accounted for 36% of worldwide bookings, compared with 34% in the first quarter of 2016.
For the first quarter of 2017, revenue increased 15%, driven primarily by growth in the Core OTA business, including growth in Brand Expedia, EAN and Hotels.com, as well as in trivago. Foreign exchange impact on revenue growth was negligible. Domestic revenue increased 12% and international revenue increased 19%. International revenue equaled $0.9 billion, representing 43% of worldwide revenue, compared to 41% in the first quarter of 2016.
Product & Services Detail
As a percentage of total worldwide revenue in the first quarter of 2017, lodging accounted for 64%, advertising and media accounted for 12%, air accounted for 10% and all other revenues accounted for the remaining 14%.
Lodging revenue, which includes hotel and HomeAway revenue, increased 12% in the first quarter of 2017 on a 12% increase in room nights stayed driven by growth in Brand Expedia, Hotels.com, EAN and HomeAway.
Air revenue increased 4% in the first quarter of 2017 on an 8% increase in air tickets sold, partially offset by a 4% decrease in revenue per ticket.
Advertising and media revenue increased 47% in the first quarter of 2017 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 15% in the first quarter of 2017 reflecting growth in travel insurance and car rental products.

GAAP Expenses

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ millions)
GAAP cost of revenue	$422	$403	5%	19.3%	21.1%	(188)
GAAP selling and marketing	1,270	1,039	22%	58.0%	54.6%	344
GAAP technology and content	322	292	10%	14.7%	15.3%	(60)
GAAP general and administrative	158	146	8%	7.2%	7.7%	(44)
Total GAAP costs and expenses	$2,172	$1,879	16%	99.2%	98.7%	52
GAAP Cost of Revenue

•
For the first quarter of 2017, total GAAP cost of revenue increased 5%, compared to the first quarter of 2016, due to $21 million more in data center, cloud and other costs, including $9 million of cloud expenses and $8 million related to an increase in data center related depreciation expense.

GAAP Selling and Marketing

•
For the first quarter of 2017, total GAAP selling and marketing expenses increased 22%, compared to the first quarter of 2016, due to a $212 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia, Hotels.com and HomeAway accounted for the majority of the total direct cost increases.

•	For the first quarter of 2017, indirect costs increased $18 million, primarily driven by growth in personnel.

GAAP Technology and Content

•
For the first quarter of 2017, GAAP technology and content expense increased 10%, compared to the first quarter of 2016, primarily due to increased depreciation and amortization of technology assets of $23 million.

GAAP General and Administrative

•	For the first quarter of 2017, GAAP general and administrative expense increased 8%, compared to the first quarter of 2016, due primarily to higher professional fees and other.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2017	2016	Δ%	2017	2016	Δ in bps
	($ in millions)
Adjusted cost of revenue *	$395	$386	3%	18.1%	20.3%	(219)
Adjusted selling and marketing *	1,251	1,027	22%	57.2%	53.9%	325
Adjusted technology and content *	206	201	2%	9.4%	10.6%	(116)
Adjusted general and administrative *	130	123	6%	6.0%	6.5%	(50)
Total adjusted costs and expenses	$1,983	$1,736	14%	90.6%	91.2%	(60)
Total depreciation	142	105	34%	6.5%	5.5%	94
Total stock based compensation	47	49	(3)%	2.2%	2.6%	(41)
Total costs and expenses	$2,172	$1,891	15%	99.2%	99.3%	(7)
*Adjusted expenses are non-GAAP measures. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the first quarter of 2017, total adjusted cost of revenue increased 3%, compared to the first quarter of 2016, due to $12 million more in data center, cloud and other costs, including a $9 million increase in cloud expenses.

Adjusted Selling and Marketing

•
For the first quarter of 2017, total adjusted selling and marketing expense increased 22%, compared to the first quarter of 2016, due to a $212 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia, Hotels.com and HomeAway accounted for the majority of the direct selling and marketing cost increase.

•
For the first quarter of 2017, indirect costs increased $12 million, primarily driven by growth in personnel. As a percentage of total adjusted selling and marketing, indirect costs represented 16% in the first quarter of 2017, down from 18% in the first quarter of 2016.

Adjusted Technology and Content

•	For the first quarter of 2017, total adjusted technology and content expense increased 2%, compared to the first quarter of 2016, primarily due to higher direct costs, including cloud expenses.
Adjusted General and Administrative

•	For the first quarter of 2017, total adjusted general and administrative expense increased 6%, compared to the first quarter of 2016, primarily due to higher professional fees and other costs.
Depreciation Expense
Depreciation expense increased $36 million or 34% to $142 million in the first quarter of 2017, due primarily to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service, as well as investments in corporate technology infrastructure. Depreciation expense is expected to continue to increase as technology projects and investments are completed.

Net Loss Attributable to Expedia and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2017	2016	Δ%
Core OTA	$306	$292	5%
trivago	21	8	169%
HomeAway	6	17	(66)%
Egencia	27	15	76%
Unallocated overhead costs	(151)	(156)	3%
Total	$208	$177	18%

Net loss attributable to Expedia, Inc.(1)	$(86)	$(109)	21%
(1) Expedia does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net loss attributable to Expedia was $86 million in the first quarter of 2017, an improvement of 21% compared to the first quarter of 2016. Adjusted EBITDA was $208 million in the first quarter of 2017, an increase of 18% compared to the first quarter of 2016.
Amortization of Intangible Assets
Consolidated amortization of intangible assets decreased $23 million to $67 million in the first quarter of 2017, primarily due to the completion of amortization of certain intangible assets.
Restructuring and Related Reorganization Charges
In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to previously disclosed acquisitions, we recognized $2 million in restructuring and related reorganization charges during the three months ended March 31, 2017 compared to $30 million during the three months ended March 31, 2016. Based on current plans, which are subject to change, we expect to incur approximately $15 million to $20 million in restructuring and related reorganization charges for 2017 related to these integrations.

Interest and Other
Consolidated interest income increased $3 million, or 75%, in the first quarter of 2017, compared to the first quarter of 2016, primarily due to higher invested balances and higher rates of return. Consolidated interest expense in the first quarter of 2017 was essentially consistent with the first quarter of 2016.
Consolidated other, net was a loss of $22 million in the first quarter of 2017, compared to a loss of $28 million in the first quarter of 2016. The loss in the first quarter of 2016 was primarily related to foreign exchange, as well as an other-than-temporary investment impairment. The loss in the first quarter of 2017 was primarily related to foreign exchange. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The GAAP effective tax rate of 36% for the first quarter of 2017 was consistent with 35% for the first quarter of 2016. The effective tax rate on pretax adjusted net income (“ANI”) was 30% for the first quarter of 2017, compared to 15% for the first quarter of 2016. The ANI rate in the first quarter of 2016 was driven by the relative mix of domestic versus international pre-tax income and discrete benefits. The ANI rate in the first quarter of 2017 was due to certain foreign losses for which Expedia did not record a tax benefit. These foreign losses were disproportionate relative to the amount of the pretax adjusted income for the rest of the business due to seasonality.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $3.4 billion at March 31, 2017. For the three months ended March 31, 2017, consolidated net cash provided by operating activities was $1.7 billion and consolidated free cash flow totaled $1.5 billion. Both measures include $1.5 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the three months ended March 31, 2017, consolidated free cash flow increased $566 million, compared to the prior year period, primarily due to the increase in net cash provided by operating activities.
Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at March 31, 2017 consisting of $741 million in 5.0% senior notes due 2026; $495 million in 4.5% senior notes due 2024; $688 million (€650 million) in 2.5% senior notes due 2022; $747 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of March 31, 2017, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.
At March 31, 2017, Expedia, Inc. had stock-based awards outstanding representing approximately 23 million shares of Expedia common stock, consisting of options to purchase approximately 20 million common shares with an $90.01 weighted average exercise price and weighted average remaining life of 4.9 years, and approximately 2 million restricted stock units (“RSUs”).
During the first three months of 2017, Expedia, Inc. repurchased 0.3 million shares of Expedia, Inc. common stock for an aggregate purchase price of $39 million excluding transaction costs (an average of $116.51 per share). As of March 31, 2017, there were approximately 6.9 million shares remaining under the February 2015 repurchase authorization.
On March 30, 2017, Expedia, Inc. paid a quarterly dividend of $42 million ($0.28 per common share). In addition, on April 26, 2017, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.28 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 25, 2017, with a payment date of June 15, 2017. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $42 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights
Expedia, Inc.

•
As of March 31, 2017, Expedia’s global lodging portfolio consisted of nearly 385,000 properties available on the Core OTA and Egencia platforms, including over 28,000 HomeAway listings now live on Expedia.com.

•	Expedia launched Guest Review Insights in Expedia PartnerCentral, a new sentiment analysis tool to help hotels manage and improve their online reputation and maximize guest experiences on property.

•	Expedia renewed its supply marketing agreement with Sun Country Airlines.

•	Expedia, Inc. was named one of the Top Tech Companies to Work For in 2017 by Fortune Magazine.

•	Expedia, Inc. announced plans to expand its workspace footprint in London and occupy the remaining floors of its current Angel Building by 2020.

•
Expedia Media Solutions launched a new campaign with Warner Bros. to promote the new movie “Kong: Skull Island” and the locations in which the movie was filmed, including Australia, Vietnam and Hawaii.

Core OTA

•
Brand Expedia entered into a new agreement with Air New Zealand, giving its customers access to Expedia’s selection of hotels at discounted rates when they book their flight and room together on the airline’s website.

•	Since inception of the program, Hotels.com Rewards members have booked more than 200 million qualifying room nights, of which every ten entitles that member to earn a free night.

•
Hotels.com collaborated with Abu Dhabi Commercial Bank (ADCB) to offer rebates for new ADCB cardholders and exclusive discounts to cardholders when they use their ADCB Traveller Credit Card on Hotels.com.

•	Hotels.com and regional airline RusLine debuted a co-branded aircraft, which is operating flights in and around Russia for the next year with Hotels.com branding.

•
Hotels.com entered into an affiliate agreement with Cabify in Brazil, letting Hoteis.com customers receive Cabify rideshare discounts while Cabify customers get access to special discounts on Hoteis.com.

•
EAN announced a global agreement with low-cost airline Norwegian Air, giving the carrier’s customers access to competitive rates at a broad range of hotels. Members of Norwegian’s loyalty program, Norwegian Reward, can now also earn Cashpoints when booking hotel rooms.

•
Over 87,000 Expedia properties are now available to travel agents subscribed to Sabre around the world, an enhanced offering from an initial 63,000 properties. This expansion follows a successful trial phase between EAN and Sabre launched in August 2016.

•
Travelocity’s Customer First Guarantee offers 24/7 service to customers before, during and after travel. A recent study revealed that, via social media channels, Travelocity was the most responsive major full-service OTA, providing customers with rapid assistance via a dedicated team of Travelocity customer service professionals.

•
Hotwire’s “Add to Your Stay” feature was launched on both iOS and Android, allowing Hot Rate Hotel customers to add rooms or nights to their hotel booking and ensuring that they will be booked at the same hotel.

trivago

•	trivago started 2017 with strong revenue growth across all regions, leading to year-over-year growth in the first quarter of 62% (including 6 percentage points of negative foreign exchange impact).

•
trivago continued to invest into its direct relationships with hotels, now with over 285,000 hoteliers connected through Hotel Manager, a marketing platform that enables hotels to improve their visibility by creating rich and appealing profiles.

HomeAway

•
HomeAway continued to add online bookable vacation rental properties onto its platform, bringing HomeAway's total online bookable listings to nearly 1.4 million, including more than 40,000 listings from Expedia, which collectively represent over 2 million bookable units.

•
HomeAway introduced better calendar and reservation management for owners, optimized its traveler app and checkout experience and launched House Rules, which informs travelers of what is expected of them before they book.

Egencia

•
Egencia announced a new expense management product suite that consolidates receipts and transactions, has flexible APIs and more. It is designed to complement what current expense management partners provide in the market today.

•	Egencia entered into a new agreement with leading UK health insurer Bupa for travel management services.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016

Revenue	$2,188,736	$1,903,961
Costs and expenses:
Cost of revenue (1) (2)	421,687	402,570
Selling and marketing (1) (2)	1,270,060	1,039,348
Technology and content (1) (2)	322,040	291,554
General and administrative (1) (2)	158,153	146,011
Amortization of intangible assets	66,676	89,999
Legal reserves, occupancy tax and other	21,054	1,974
Restructuring and related reorganization charges (1)	1,899	29,803
Operating loss	(72,833)	(97,298)
Other income (expense):
Interest income	6,259	3,567
Interest expense	(42,977)	(43,960)
Other, net	(21,704)	(28,195)
Total other expense, net	(58,422)	(68,588)
Loss before income taxes	(131,255)	(165,886)
Provision for income taxes	46,716	57,354
Net loss	(84,539)	(108,532)
Net income attributable to non-controlling interests	(1,583)	(57)
Net loss attributable to Expedia, Inc.	$(86,122)	$(108,589)

Loss per share attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.57)	$(0.72)
Diluted	(0.57)	(0.72)
Shares used in computing loss per share:
Basic	150,531	151,052
Diluted	150,531	151,052

Dividends declared per common share	$0.28	$0.24
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,839	$2,408
Selling and marketing	10,731	7,042
Technology and content	13,038	10,621
General and administrative	20,603	17,664
Restructuring and related reorganization charges	—	11,173

(2) Includes depreciation as follows:
Cost of revenue	$23,384	$14,495
Selling and marketing	8,022	5,720
Technology and content	103,002	79,701
General and administrative	7,140	5,339

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,503,230	$1,796,811
Restricted cash and cash equivalents	34,452	18,733
Short-term investments	851,415	72,313
Accounts receivable, net of allowance of $27,677 and $25,278	1,579,657	1,343,247
Income taxes receivable	127,704	19,402
Prepaid expenses and other current assets	231,955	199,745
Total current assets	5,328,413	3,450,251
Property and equipment, net	1,421,962	1,394,904
Long-term investments and other assets	528,237	520,058
Deferred income taxes	23,908	23,658
Intangible assets, net	2,386,504	2,446,652
Goodwill	7,979,882	7,942,023
TOTAL ASSETS	$17,668,906	$15,777,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,423,701	$1,509,313
Accounts payable, other	686,559	577,012
Deferred merchant bookings	4,425,388	2,617,791
Deferred revenue	369,722	282,517
Income taxes payable	78,930	49,739
Accrued expenses and other current liabilities	1,035,271	1,090,826
Total current liabilities	8,019,571	6,127,198
Long-term debt	3,170,933	3,159,336
Deferred income taxes	496,202	484,970
Other long-term liabilities	323,142	312,939
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	23	22
Authorized shares: 1,600,000
Shares issued: 225,629 and 224,310
Shares outstanding: 138,165 and 137,232
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,895,825	8,794,298
Treasury stock - Common stock, at cost	(4,555,830)	(4,510,655)
Shares: 87,464 and 87,077
Retained earnings	666	129,034
Accumulated other comprehensive income (loss)	(251,413)	(280,399)
Total Expedia, Inc. stockholders’ equity	4,089,272	4,132,301
Non-redeemable noncontrolling interests	1,569,786	1,560,802
Total stockholders’ equity	5,659,058	5,693,103
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,668,906	$15,777,546

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016
Operating activities:
Net loss	$(84,539)	$(108,532)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	141,548	105,255
Amortization of stock-based compensation	47,211	48,908
Amortization of intangible assets	66,676	89,999
Deferred income taxes	13,680	21,886
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(10,295)	(33,707)
Realized (gain) loss on foreign currency forwards	7,167	2,102
Other	(8,446)	(3,613)
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(232,475)	(267,867)
Prepaid expenses and other assets	(51,746)	(37,399)
Accounts payable, merchant	(86,890)	42,422
Accounts payable, other, accrued expenses and other current liabilities	65,032	55,446
Tax payable/receivable, net	(86,139)	(118,990)
Deferred merchant bookings	1,806,798	1,256,439
Deferred revenue	85,861	55,974
Net cash provided by operating activities	1,673,443	1,108,323
Investing activities:
Capital expenditures, including internal-use software and website development	(166,869)	(167,578)
Purchases of investments	(780,363)	—
Sales and maturities of investments	6,815	8,215
Net settlement of foreign currency forwards	(7,167)	(2,102)
Other, net	(2,000)	2,230
Net cash used in investing activities	(949,584)	(159,235)
Financing activities:
Payment of HomeAway Convertible Notes	—	(400,443)
Purchases of treasury stock	(45,176)	(187,022)
Payment of dividends to stockholders	(42,247)	(36,174)
Proceeds from exercise of equity awards and employee stock purchase plan	57,778	25,680
Other, net	(18,475)	(14,992)
Net cash used in financing activities	(48,120)	(612,951)
Effect of exchange rate changes on cash and cash equivalents	30,680	50,893
Net increase in cash and cash equivalents	706,419	387,030
Cash and cash equivalents at beginning of period	1,796,811	1,676,299
Cash and cash equivalents at end of period	$2,503,230	$2,063,329
Supplemental cash flow information
Cash paid for interest	$72,029	$52,982
Income tax payments, net	25,128	39,202

Expedia, Inc. (excluding eLong)
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2015			2016				2017	Y/Y
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by segment
Core OTA	$13,692	$14,091	$13,563	$17,226	$17,182	$17,007	$14,650	$19,110	11%
HomeAway	—	—	—	1,818	1,460	1,403	1,299	2,697	48%
Egencia	1,371	1,302	1,387	1,656	1,679	1,579	1,454	1,804	9%
Expedia (excluding eLong)	$15,063	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	14%

Gross bookings by geography
Domestic	$9,301	$9,584	$9,616	$13,744	$13,320	$12,915	$11,074	$15,128	10%
International	5,762	5,809	5,335	6,955	7,001	7,073	6,329	8,483	22%
Expedia (excluding eLong)	$15,063	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	14%

Gross bookings by agency/merchant
Agency	$8,175	$8,206	$8,430	$10,640	$10,611	$10,023	$8,869	$11,342	7%
Merchant	6,888	7,187	6,520	8,242	8,250	8,563	7,235	9,572	16%
HomeAway	—	—	—	1,818	1,460	1,403	1,299	2,697	48%
Expedia (excluding eLong)	$15,063	$15,393	$14,950	$20,699	$20,321	$19,988	$17,403	$23,610	14%

Revenue by segment
Core OTA	$1,463	$1,739	$1,505	$1,540	$1,765	$2,083	$1,695	$1,700	10%
trivago	143	176	110	176	201	276	183	286	62%
HomeAway	—	—	20	142	172	210	166	185	30%
Egencia	101	94	107	110	125	112	116	123	12%
Intercompany eliminations	(52)	(71)	(44)	(64)	(66)	(101)	(67)	(104)	(63)%
Expedia (excluding eLong)	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%
eLong	8	—	—	—	—	—	—	—	NM
Total	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%

Revenue by geography
Domestic	$910	$1,047	$978	$1,115	$1,271	$1,451	$1,199	$1,249	12%
International	745	890	721	789	924	1,130	893	940	19%
Expedia (excluding eLong)	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%
eLong	8	—	—	—	—	—	—	—	NM
Total	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%

Revenue by type
Agency	$452	$555	$495	$523	$612	$723	$567	$571	9%
Merchant	1,060	1,222	1,044	1,065	1,210	1,407	1,170	1,176	10%
Advertising & Media	143	161	139	174	202	241	190	257	47%
HomeAway	—	—	20	142	172	210	166	185	30%
Expedia (excluding eLong)	$1,654	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%
eLong	8	—	—	—	—	—	—	—	NM
Total	$1,663	$1,938	$1,699	$1,904	$2,196	$2,581	$2,093	$2,189	15%

Adjusted EBITDA by segment
Core OTA	$384	$589	$407	$292	$428	$714	$532	$306	5%
trivago	(9)	(9)	16	8	7	6	14	21	169%
HomeAway	—	—	4	17	38	77	42	6	(66)%
Egencia	24	14	10	15	26	18	21	27	76%
Unallocated overhead costs	(118)	(125)	(158)	(156)	(169)	(148)	(167)	(152)	3%
Expedia (excluding eLong)	$281	$469	$280	$177	$331	$667	$442	$208	18%
eLong	(29)	—	—	—	—	—	—	—	NM
Total	$252	$469	$280	$177	$331	$667	$442	$208	18%

Net income (loss) attributable to Expedia, Inc.	$450	$283	$(13)	$(109)	$32	$279	$79	$(86)	21%

Expedia, Inc. (excluding eLong)
Trended Metrics, continued
(All figures in millions)

	2015			2016				2017
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Worldwide lodging (merchant, agency & HomeAway)
Room nights	50.6	61.5	52.8	57.4	66.0	80.2	64.9	64.0
Room night growth	35%	36%	39%	50%	31%	31%	23%	12%
Domestic room night growth	24%	25%	33%	50%	36%	36%	22%	7%
International room night growth	50%	50%	47%	50%	24%	25%	24%	17%
ADR growth	(6)%	(6)%	(5)%	1%	5%	8%	5%	2%
Revenue per night growth	(16)%	(15)%	(11)%	(6)%	(1)%	—%	4%	1%
Revenue growth	14%	17%	24%	41%	29%	30%	27%	12%

Worldwide air (merchant & agency)
Tickets sold growth	26%	31%	70%	52%	45%	32%	6%	8%
Airfare growth	(12)%	(12)%	(12)%	(8)%	(8)%	(6)%	(4)%	(3)%
Revenue per ticket growth	(10)%	(9)%	(5)%	1%	3%	15%	—%	(4)%
Revenue growth	14%	19%	61%	54%	50%	52%	6%	4%

Notes:

•
The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015, unless otherwise noted. Net income (loss) attributable to the company includes eLong.

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). On-platform gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total on-platform transactions), represent our best estimates.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•	Some numbers may not add due to rounding.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.
Brand Expedia Group: Consists of the full-service Core OTA brands on the Brand Expedia technology platform, including Brand Expedia, Orbitz.com, Travelocity, Wotif Group, ebookers and CheapTickets.
trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as operating income / (loss) plus:
(1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(2) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(3) certain other items, including restructuring;
(4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(5) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(6) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.
Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements,
(iii) upfront consideration paid to settle employee compensation plans of the acquiree, and
(iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong;
(4) certain other items, including restructuring charges;
(5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(6) discontinued operations;
(7) the noncontrolling interest impact of the aforementioned adjustment items and
(8) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.
Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.
Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, and net income (loss) attributable to the Company each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2017	2016
	(In thousands)
Adjusted EBITDA	$208,233	$176,552
Depreciation	(141,548)	(105,255)
Amortization of intangible assets	(66,676)	(89,999)
Stock-based compensation	(47,211)	(48,908)
Legal reserves, occupancy tax and other	(21,054)	(1,974)
Restructuring and related reorganization charges	(1,899)	(18,630)
(Gain) loss on revenue hedges related to revenue recognized	(2,678)	(9,084)
Operating loss	(72,833)	(97,298)
Interest expense, net	(36,718)	(40,393)
Other, net	(21,704)	(28,195)
Loss before income taxes	(131,255)	(165,886)
Provision for income taxes	46,716	57,354
Net loss	(84,539)	(108,532)
Net income attributable to noncontrolling interests	(1,583)	(57)
Net loss attributable to Expedia, Inc.	$(86,122)	$(108,589)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2017	2016
	(In thousands, except per share data)
Net loss attributable to Expedia, Inc.	$(86,122)	$(108,589)
Amortization of intangible assets	66,676	89,999
Stock-based compensation	47,211	48,908
Legal reserves, occupancy tax and other	21,054	1,974
Restructuring and related reorganization charges	1,899	18,630
Unrealized (gain) loss on revenue hedges	10,816	19,148
Other-than-temporary investment impairment	981	6,703
Provision for income taxes	(51,959)	(60,223)
Noncontrolling interests	(3,307)	(3,037)
Adjusted Net Income	$7,249	$13,513

GAAP diluted weighted average shares outstanding	150,531	151,052
Additional dilutive securities	5,413	5,261
Adjusted weighted average shares outstanding	155,944	156,313

Diluted loss per share	$(0.57)	$(0.72)
Adjusted earnings per share	0.05	0.09

Free Cash Flow

	Three months ended March 31,
	2017	2016
	(In thousands)
Net cash provided by operating activities	$1,673,443	$1,108,323
Less: capital expenditures	(166,869)	(167,578)
Free cash flow	$1,506,574	$940,745

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2017	2016
	(In thousands)
Cost of revenue	$421,687	$402,570
Less: stock-based compensation	(2,839)	(2,408)
Less: depreciation	(23,384)	(14,495)
Adjusted cost of revenue	$395,464	$385,667

Selling and marketing expense	$1,270,060	$1,039,348
Less: stock-based compensation	(10,731)	(7,042)
Less: depreciation	(8,022)	(5,720)
Adjusted selling and marketing expense	$1,251,307	$1,026,586

Technology and content expense	$322,040	$291,554
Less: stock-based compensation	(13,038)	(10,621)
Less: depreciation	(103,002)	(79,701)
Adjusted technology and content expense	$206,000	$201,232

General and administrative expense	$158,153	$146,011
Less: stock-based compensation	(20,603)	(17,664)
Less: depreciation	(7,140)	(5,339)
Adjusted general and administrative expense	$130,410	$123,008

Conference Call
Expedia, Inc. will webcast a conference call to discuss first quarter 2017 financial results and certain forward-looking information on Thursday, April 27, 2017 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 27, 2017 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intend” and “expect,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;
Additional information about risks and uncertainties associated with Expedia's businesses is included in our public filings with the SEC, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended March 31, 2017. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full-service online travel brand with localized sites in 33 countries

•	Hotels.com®, a leading global lodging expert operating 89 localized websites in 39 languages with its award winning Hotels.com® Rewards loyalty program

•
Expedia® Affiliate Network (EAN), a global B2B brand that powers the hotel business of hundreds of leading airlines, travel agencies, loyalty and corporate travel companies plus several top consumer brands through its API and template solutions

•	trivago®, a leading online hotel search platform with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others

•	Egencia®, a leading corporate travel management company

•	Orbitz.com® and CheapTickets.com, leading U.S. travel websites, as well as ebookers, a full service travel brand with websites in seven European countries

•	Travelocity®, a leading online travel brand in the U.S. and Canada delivering customer service when and where our customers need it with the Customer First Guarantee

•	Hotwire®, inspiring spontaneous travel through Hot Rate® deals

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•
Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds creative media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Classic Vacations®, a top luxury travel specialist

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in over a thousand destinations worldwide

•
Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 235 retail travel agency franchises across North America

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